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                                                               Exhibit 99.(h)(8)

               SEVENTH AMENDMENT TO THE TRANSFER AGENCY AGREEMENT

         AGREEMENT made by and between State Street Bank and Trust Company (the "Transfer Agent") and the Sanford C. Bernstein Fund, Inc. (the "Fund").

         WHEREAS, the Transfer Agent and the Fund are parties to a Transfer Agency Agreement dated October 12, 1988, as amended April 30, 1990, March 18, 1992, April 19, 1994, August 21, 1995, July 16, 1996 and February 22, 1999 (the
"Transfer Agency Agreement"); and

         WHEREAS, effective May 3, 1999, the name of the Bernstein International Value Portfolio of the Fund will be changed to the Bernstein Tax-Managed International Value Portfolio;

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Transfer Agent and the Fund hereby agree that in accordance with Paragraph 10 of the Transfer Agency Agreement, all references in the Transfer Agency Agreement to the "Bernstein International Value Portfolio" are hereby changed to the "Bernstein Tax-Managed International Value Portfolio."

         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 3rd day of May, 1999.

                                     SANFORD C. BERNSTEIN FUND, INC.


                                     By:
                                          -------------------------------
                                              Jean Margo Reid, Secretary
ATTEST:


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                                     STATE STREET BANK AND TRUST COMPANY


                                     By:
                                          -------------------------------
                                     Name:
                                     Title:
ATTEST:


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